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                                                                 EXHIBIT 3(a)(4)

                          ARTICLES OF AMENDMENT TO THE

                          ARTICLES OF INCORPORATION OF

                               CAPITAL 2000, INC.


      Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

      FIRST: The name of the Corporation is Capital 2000, Inc.

      SECOND: The following amendments were adopted on May 19, 1997 by the Board of Directors and by a vote of the Shareholders of the Corporation in the manner prescribed by the Colorado Business Corporation Act. The number of shares voted for the amendments were sufficient for approval.

            FIRST ARTICLE: The name of the Corporation is "United Shields Corporation."

      THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows: Not applicable.


                                             CAPITAL 2000, INC.

Dated:  May 19, 1997                         By: /s/  T.J. Tully
                                                 ------------------------------
                                                 T.J. Tully, President



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